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                                                                     EXHIBIT 4.1

                          THE WILLIAMS COMPANIES, INC.

                                 2001 STOCK PLAN


         SECTION 1. Purposes.

         1.01 Pursuant to that certain Agreement and Plan of Merger among The Williams Companies, Inc., Resources Acquisition Corp and Barrett Resources Corporation dated as of May 7, 2001 ("Merger Agreement") the Company agreed to assume, effective at the Merger Date (as defined below) certain options granted under certain option plans maintained prior to the Merger Date (as defined below) by Barrett Resources Corporation, which options would become and represent options ("Substitute Options") to purchase Shares (as defined below), and to assume the Barrett Plans (as defined below), with the result that all the obligations of Barrett Resources Corporation under the Barrett Plans would become obligations of the Company following the Merger Date.

         The purpose of The Williams Companies, Inc. 2001 stock Option Plan (the "Plan") as set forth herein, is to implement the provisions of the Merger Agreement by amending and restating the Barrett Plans as the Plan to reflect their assumption by the Company, and to provide for the grant of the Substitute Options pursuant to the Merger Agreement.

         SECTION 2. Definitions; Construction.

         2.01 Definitions. In addition to the terms defined elsewhere in the Plan, the following terms as used in the Plan shall have the following meanings when used with initial capital letters:

                  2.01.1 "Affiliate" means any entity other than the Company in which the Company owns, directly or indirectly, at least twenty percent (20%) of the combined voting power of all classes of stock of such entity or at least twenty percent (20%) of the ownership interests in such entity.

                  2.01.2 "Barrett Award Agreement" means any written agreement, contract or other instrument or document evidencing a Barrett Option.

                  2.01.3 "Barrett Option" means an option (including an incentive stock option under Code Section 422) granted under a Barrett Plan, to the extent such option (after effectuation of the adjustment contemplated by Section 7.2(a) of the Merger Agreement) was outstanding immediately prior to the Merger Date.

                  2.01.4 "Barrett Plan" means any of the following plans as in effect immediately prior to the Merger Date: Barrett Resources Corporation 2000 Stock Option Plan; Barrett Resources Corporation 1999 Stock Option Plan; Barrett Resources Corporation 1997 Stock Option Plan; Barrett Resources Corporation Non-Discretionary Stock Option Plan as Amended March 20, 1997; Barrett Resources Corporation 1994 Stock Option Plan, Plains Petroleum Company 1992 Stock Option Plan, Plains Petroleum Company 1989 Stock Option Plan, and Plains Petroleum Company 1985 Stock Option Plan for Non-

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         Employee Directors. A copy of each Barrett Plan is respectively attached hereto as Exhibits A through H.

                  2.01.5 "Board means the Company's Board of Directors.

                  2.01.6 "CEO" means the Chief Executive Officer of the Company, as designated by the Board.

                  2.01.7 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  2.01.8 "Company" means The Williams Companies, Inc. together with any successor thereto.

                  2.01.9 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  2.01.10 "Fair Market Value" means, as of any date, with respect to Shares at any time that Shares are listed on the New York Stock Exchange, the mean between the highest and lowest selling prices in the consolidated transaction reporting system as of that date or nearest preceding date on which a sale was reported; and, with respect to Shares at any time that Shares are not listed on the New York Stock Exchange, or property other than Shares, the Fair Market Value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the CEO.

                  2.01.11 "Merger" means the merger among the Company, Resources Acquisition Corp., and Barrett Resources Corporation, as defined and described in the Merger Agreement.

                  2.01.12 "Merger Date" means the time at which the Merger becomes effective (defined in the Merger Agreement as the "Effective Time").

                  2.01.13 "Merger Agreement" means such term as defined in
         Section 1.01.

                  2.01.14 "Participant" means a Person holding a Replacement Option.

                  2.01.15 "Person" shall have the meaning assigned in the Exchange Act.

                  2.01.16 "Replacement Option" means a right, granted under
         Section 6.02 hereof, to purchase Shares at a specified price during specified time periods.

                  2.01.17 "Replacement Option Agreement" means the agreement evidencing a Replacement Option.

                  2.01.18 "Shares" means the common stock of the Company, $1.00 par value, and such other securities of the Company as may be substituted for Shares pursuant to Section 8.01 hereof.


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                  2.01.19 "Williams Grantee" means any Person who, immediately prior to the Merger Date, held a Barrett Option.

                  2.02 Construction. For purposes of the Plan, the following rules of construction shall apply:

                  2.02.1 The word "or" is disjunctive but not necessarily exclusive.

                  2.02.2 Words in the singular include the plural; words in the plural include the singular; and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other and neuter genders.

         SECTION 3. Administration.

         3.01 The Plan shall be administered by the CEO or, if the Board so designates, by a committee of the Board. (If the Board designates such a committee, references in the Plan to the CEO shall be deemed to be references to such committee.). The CEO shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Merger Agreement and the Plan, including but not limited to Section 6.02:

         (i)      to designate Participants;

         (ii) to determine the type or types of Replacement Options to be granted to each Participant;

         (iii) to determine the number of Replacement Options to be granted, the number of Shares to which a Replacement Option will relate, the terms and conditions of any Replacement Option (including, but not limited to, any exercise price, grant price or purchase price, any limitation or restriction, any schedule for lapse of limitations, forfeiture restrictions or restrictions on exercisability or transferability, and accelerations or waivers thereof, based in each case on such considerations as the CEO shall determine), and all other matters to be determined in connection with a Replacement Option;

         (iv) to determine whether, to what extent and under what circumstances a Replacement Option may be settled in, or the exercise price of a Replacement Option may be paid in, cash, Shares, other Replacement Options or other property, or a Replacement Option may be accelerated, vested, canceled, forfeited, exchanged or surrendered;

         (v) to determine whether, to what extent and under what circumstances cash, Shares, other Replacement Options, other property and other amounts payable with respect to a Replacement Option shall be deferred either at the election of the CEO or at the election of the Participant;

         (vi) to prescribe the form of each Replacement Option Agreement, which need not be identical for each Participant;


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         (vii)    to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the CEO may deem necessary or advisable to administer the Plan;

         (viii) to correct any defect or supply any omissions or reconcile any inconsistency; and to construe and interpret the Plan, the rules and regulations, any Replacement Option Agreement or other instrument entered into or relating to a Replacement Option made under the Plan; including but not limited to the authority to correct any defect, supply any omission and reconcile any inconsistency between the Plan and the applicable Barrett Plan and the Replacement Option Agreement and the applicable Barrett Award Agreement; and

         (ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the CEO may deem necessary or advisable for the administration of the Plan.

         Any action of the CEO with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, Affiliates, Participants, any Person claiming any rights under the Plan from or through any Participant, and stockholders. The express grant of any specific power to the CEO, and the taking of any action by the CEO, shall not be construed as limiting any power or authority of the CEO. The CEO may delegate to officers or managers of the Company or of any Affiliate the authority, subject to such terms as the CEO shall determine, to take such actions and perform such functions under the Plan as the CEO may specify, including, but not limited to, administrative functions. The CEO shall be entitled to, in good faith, rely or act upon any report or other information furnished to it by any officer, manager or other employee of the Company or any Affiliate, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. Any and all powers, authorizations and discretions granted by the Plan to the CEO (or delegated by the CEO) shall likewise be exercisable at any time by the Board.

         SECTION 4. Shares Subject to the Plan.

         4.01 An aggregate number of Shares is hereby made available and is reserved for delivery on account of the exercise of Replacement Options equal to the number of Shares determined pursuant to the formulas set forth in Section
6.02 to be required to replace Barrett Options held by Williams Grantees as of the Merger Date; provided that, subject to adjustment as provided in Section
8.01 hereof, the total number of Shares reserved and available for distribution under the Plan shall not exceed 2,200,000 Shares.

         Any Shares distributed pursuant to a Replacement Option may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares, including Shares repurchased by the Company for purposes of the Plan; provided, however, that if, at the time Shares are to be distributed under the Plan to a Participant (including upon exercise of a Replacement Option), the Shares are listed on the New York Stock Exchange and such Participant is a "director" or "officer" of the Company within the meaning of Sections 312.03 and 703.09 of the Listed Company Manual of the New York Stock Exchange, such that the Participant's acquisition of Stock originally issued by the Company would be subject to the requirement of stockholder


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approval under applicable Exchange rules, the Shares to be distributed to such
Participant shall consist only of treasury Shares then held by the Company. The Company shall use its best efforts to obtain and have available, at any time that the such treasury Shares are required to be distributed in connection with a Replacement Option, a sufficient number of treasury Shares, not reserved for other uses, to be able to make prompt delivery in connection with any such Replacement Option.

         SECTION 5. Eligibility.

         5.01 Replacement Options may be granted only to Williams Grantees.

         SECTION 6. Specific Terms of Replacement Options.

         6.01 General. Subject to the terms of the Plan and any applicable Replacement Option Agreement, Replacement Options shall be granted as provided in this Section 6 to replace and in substitution for those opportunities and benefits (under the Barrett Plans) of Williams Grantees. Immediately prior to such grant, the Barrett Option it replaces shall terminate and be of no further effect.

         6.02 Replacement Options. Effective as of immediately after the Merger Date, the CEO shall grant Replacement Options to each Williams Grantee, on the following terms and conditions:

         (i) Exercise Price. The exercise price per Share of a Replacement Option shall be the quotient obtained by dividing the exercise price per share under the Barrett Option it replaces by 1.767, with such quotient rounded up to the nearest one-tenth of one cent, as determined by the CEO.

         (ii) Number of Shares. The number of Shares subject to the Replacement Option shall be the product of the number of shares of common stock of Barrett Resources Corporation, par value $0.01 per share subject to the Barrett Option it replaces, multiplied by 1.767, with such product rounded to the nearest full share, or if there shall not be a nearest share, the next greater full share, as determined by the CEO.

         (iii) Replacement Option Terms. Each Replacement Option shall have substantially the same terms and conditions as the Barrett Option it replaces (other than the exercise price and the number of shares and the fact that it is exercisable for Shares, but including but not limited to the remaining option term, vesting, (including, if applicable, accelerated vesting), conditions of exercisability), employment requirements, directorship requirement, requirements for acknowledgements and warranties from the Participant, sale restrictions on the Shares, and the methods of and limits on exercise of the Replacement Option), and not give the Participant any additional benefits he or she did not have, under the corresponding Barrett Option, as determined by the CEO. Subject to the foregoing, the CEO shall determine the time or times at which a Replacement Option may be exercised, the methods by which such exercise price may be paid or deemed to be paid, and the permitted form of such payment.


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         (iv)     Grant of Replacement Incentive Stock Options. At the time of the grant of any Replacement Option, the CEO shall, if such Replacement Option replaces an incentive stock option granted under a Barrett Plan ("ISO Replacement Option"), designate that such Replacement Option shall be made subject to additional restrictions to permit it to qualify insofar as reasonably possible as an "incentive stock option" under the requirements of Section 422 of the Code.

         SECTION 7. General Terms of Replacement Options.

         7.01 Limits on Transfer of Replacement Options, Beneficiaries. No right or interest of a Participant in, or relating to, any Replacement Option shall be pledged, encumbered or hypothecated to or in favor of any Person other than the Company or an Affiliate, or shall be subject to any lien, obligation or liability of such Participant to any Person other than the Company or an Affiliate. Unless otherwise determined by the CEO or permitted under the relevant Barrett Option, (consistent with Section 422 of the Code and the requirements for registration of offers and sales of Shares under the Plan with the Securities and Exchange Commission on a registration statement on Form S-8, as then in effect, or such other such registration form as may then be available), no Replacement Option shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution; provided, however, that, if so determined by the CEO, a Participant may, in the manner established by the CEO, designate a beneficiary or beneficiaries to exercise the rights of the Participant upon the death of the Participant. A beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Participant shall be subject to all the terms and conditions of the Plan and any Replacement Option Agreement applicable to such Participant as well as any additional restrictions or limitations deemed necessary or appropriate by the CEO. An ISO Replacement Option shall be exercisable by the guardian, legal representative, beneficiary or other Person only if a ruling from the Internal Revenue Service or an opinion of counsel is obtained to the effect that neither the grant nor the exercise of such power is violative of Section 422 of the Code. Any opinion of counsel must be acceptable to the CEO both with respect to the counsel rendering the opinion and with respect to the form of opinion.

         7.02 Registration and Listing Compliance. The Company shall have no obligation to make any payment or distribute Shares with respect to any Replacement Option in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any state securities laws or subject to a listing requirement under any listing agreement between the Company and any national securities exchange, and no Replacement Option shall confer upon any Participant any rights to such delivery or distribution, until such laws and contractual obligations of the Company have been complied within all material respects. The Company shall have no obligation to register Shares or the resale of the Shares under the Securities Act of 1933, and in the absence of such registration the Shares may not be sold unless they are subject to an exemption from registration from the Security Act of 1933.

         7.03 Stock Certificates. All certificates for Shares delivered under the terms of the Plan shall be subject to such stop-transfer orders and other restrictions as the CEO may deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of any national securities exchange or automated quotation system on which Shares are listed or quoted. The CEO may cause a legend or legends to be placed on any such certificates to make


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appropriate reference to such restrictions or any other restrictions or limitations that may be applicable to Shares. In addition, during any period in which Replacement Options or Shares are subject to restrictions or limitations under the terms of the Plan or any Replacement Option Agreement, or during any period during which delivery or receipt of a Replacement Option or Shares has been deferred by the CEO or a Participant, the CEO may require any Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to a Replacement Option shall remain in the physical custody of the Company or such other Person as the CEO may designate.

         SECTION 8. Adjustment Provisions.

         8.01 In the event that the CEO shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of Shares or other securities of the Company, or other similar corporate transactions or event affects the Shares such that an adjustment is determined by the CEO to be appropriate in order to prevent dilution or enlargement of Participants' rights under the Plan, then the CEO shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may thereafter be issued in connection with Replacement Options; (ii) the number and kind of Shares issued or issuable in respect of outstanding Replacement Options; and (iii) the exercise price, grant price or purchase price relating to any Replacement Option or, if deemed appropriate, make provisions for a cash payment with respect to any outstanding Replacement Option. In addition, the CEO is authorized to make adjustments in the terms and conditions of, and the criteria in, Replacement Options in recognition of unusual or nonrecurring event (including, without limitation, events described in the preceding sentence) affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate, or in response to changes in applicable laws, regulations or accounting principles.

         SECTION 9. Amendments to and Termination of the Plan.

         9.01 The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of stockholders or Participants; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may materially and adversely affect the rights of such Participant under any Replacement Option theretofore granted to him. The CEO may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Replacement Option theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Replacement Option may materially and adversely affect the rights of such Participant under any Replacement Option theretofore granted to him.

         Unless earlier terminated by the Board, the Plan shall terminate on the earlier of (1) the tenth (10th) anniversary of the effective date (set forth in Section 11.01) or (2) when no Shares remain reserved and available for issuance and the Company has no further obligation with respect to any Replacement Option granted under the Plan.


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         SECTION 10. General Provisions.

         10.01 No Rights to Replacement Options; No Stockholder Rights. Except as set forth in the Merger Agreement or in Section 6.02 of the Plan, no Williams Grantee, Participant, director, or employee shall have any claim to be granted any Replacement Option under the Plan, and there is no obligation for uniformity of treatment of Williams Grantees, Participants, directors and employees, except as provided in any other compensation arrangement. No Replacement Option shall confer on any Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such Participant in connection with such Replacement Option.

         10.02 Withholding. The Company or any Affiliate is authorized to withhold from any Replacement Option granted or any payment due under the Plan, including from a distribution of Shares, amounts of withholding taxes due with respect to a Replacement Option, its exercise or any payment thereunder, and to take such other action as the CEO may deem necessary or advisable to enable the Company and Participants to satisfy obligations for the payment of such taxes. This authority shall include authority to withhold or receive Shares, Replacement Options or other property and to make cash payments in respect thereof in satisfaction of such tax obligations. In no event shall the repurchase of Shares for tax withholding exceed the number required to satisfy the employer's minimum statutory withholding requirements.

         10.03 No Right to Employment. Nothing contained in the Plan or any Replacement Option Agreement shall confer, and no grant of a Replacement Option shall be construed as conferring, upon any Williams Grantee Participant any right continue in the service of the Company or any Affiliate or to interfere in any way with the right of the Company or any Affiliate to terminate his employment at any time or increase or decrease his compensation from the rate in existence at the time of granting of a Replacement Option, except as provided in any other compensation arrangement.

         10.04 Unfunded Status of Replacement Options; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to a Replacement Option, nothing contained in the Plan or any Replacement Option shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the CEO may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Shares or other property pursuant to any Replacement Option; which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the CEO otherwise determines.

         10.05 No Limit on Other Compensatory Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements (which relate to Replacement Options under the Plan), and such arrangements may be either generally applicable or applicable only in specific cases. Notwithstanding anything in the Plan to the contrary, the terms of each Replacement Option shall be construed so as to be consistent with such other arrangements in effect at the time of the Replacement Option.

         10.06 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Replacement Option. The CEO shall determine whether cash, other


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Replacement Options or other property shall be issued or paid in lieu of fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

         10.07 Governing Law. The validity, interpretation, construction and effect of the Plan and any rules and regulations relating to the Plan shall be governed by the laws of the State of Delaware (without regard to the conflicts of laws thereof), and applicable federal law.

         10.08 Severability. If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Replacement Option under any law deemed applicable by the CEO, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the CEO, materially altering the intent of the Plan, it shall be deleted and the remainder of the Plan shall remain in full force and effect; provided, however, that, unless otherwise determined by the CEO, the provision shall not be construed or deemed amended or deleted with respect to any Participant whose rights and obligations under the Plan are not subject to the law of such jurisdiction or the law deemed applicable by the CEO.

         SECTION 11. Effective Date.

         11.01 The Plan was approved by the Board on July 22, 2001 and became effective on that date.

                                       THE WILLIAMS COMPANIES, INC.



                                       By: /s/ Michael P. Johnson
                                           --------------------------------
                                           Sr. Vice President,
                                           Human Resources & Administration



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                                    EXHIBIT A

                          THE WILLIAMS COMPANIES, INC.
                                 2001 STOCK PLAN


              BARRETT RESOURCES CORPORATION 2000 STOCK OPTION PLAN


(filed as Exhibit 4.1 to Barrett Resources Corp.'s Registration Statement on Form S-8 filed May 9, 2000)

                                    EXHIBIT B

                          THE WILLIAMS COMPANIES, INC.
                                 2001 STOCK PLAN


              BARRETT RESOURCES CORPORATION 1999 STOCK OPTION PLAN

(filed as Exhibit 99.1 to Barrett Resources Corp.'s Proxy Statement dated March 25, 1999)

                                    EXHIBIT C

                          THE WILLIAMS COMPANIES, INC.
                                 2001 STOCK PLAN

              BARRETT RESOURCES CORPORATION 1997 STOCK OPTION PLAN

              (filed as Exhibit 99.1 to Barrett Resources Corp.'s
                     Proxy Statement dated April 24, 1997)

                                    EXHIBIT D

                          THE WILLIAMS COMPANIES, INC.
                                 2001 STOCK PLAN


  BARRETT RESOURCES CORPORATION NON-DISCRETIONARY STOCK OPTION PLAN AS AMENDED
                                 MARCH 20, 1997

              (filed as Exhibit 99.2 to Barrett Resources Corp.'s
                     Proxy Statement dated April 24, 1997)

                                    EXHIBIT E

                          THE WILLIAMS COMPANIES, INC.
                                 2001 STOCK PLAN


              BARRETT RESOURCES CORPORATION 1994 STOCK OPTION PLAN

                 (filed as an Exhibit to Barrett Resources Corp.'s
            Registration Statement on Form S-8 filed March 15, 1995)

                                    EXHIBIT F

                          THE WILLIAMS COMPANIES, INC.
                                 2001 STOCK PLAN


                 PLAINS PETROLEUM COMPANY 1992 STOCK OPTION PLAN

                    (filed as an Exhibit to Plains Petroleum
                      Company's Registration Statement on
                        Form S-8 filed November 16, 1992)

                                    EXHIBIT G

                          THE WILLIAMS COMPANIES, INC.
                                 2001 STOCK PLAN


                 PLAINS PETROLEUM COMPANY 1989 STOCK OPTION PLAN


                    (filed as an Exhibit to Plains Petroleum
                        Company's Registration Statement
                       on Form S-8 filed August 11, 1989)

                                    EXHIBIT H

                          THE WILLIAMS COMPANIES, INC.
                                 2001 STOCK PLAN


   PLAINS PETROLEUM COMPANY 1985 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

   (filed as an Exhibit to Plains Petroleum Company's Registration Statement
                       on Form 10 filed August 21, 1985)